EX-99.i.3

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Telephone: (215) 564-8000

April 29, 2016

Board of Trustees
Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Delaware Diversified Income Fund
Delaware U.S. Growth Fund
File Nos. 811-07972; 033-67490

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Adviser Funds, which is a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 55 (the “Amendment”) to its Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of Class R6 shares of beneficial interest for the following series of the Trust: Delaware Diversified Income Fund and Delaware U.S. Growth Fund (each a “Fund” and collectively, the “Funds”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with establishing Class R6 shares for the Funds, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Class R6 shares of each Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2. The Class R6 shares of each Fund will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Trust’s Post-Effective Amendment No. 55.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/ Jonathan M. Kopcsik
Jonathan M. Kopcsik